Exhibit 10.12(b)
ManpowerGroup Inc.
100 Manpower Place
Milwaukee, Wisconsin 53217

March 8, 2013

Ram:

We have agreed as follows with respect to the compensation to be paid and the other benefits to be provided to you in connection with your employment by ManpowerGroup Inc. (the “Corporation”):

1. Position.  Your employment by the Corporation is as Senior Vice President, Operational Excellence and Information Technology (“SVP”).  As SVP, you will perform such duties as may be assigned to you from time to time, and as may be consistent with the position of SVP, as determined by the Corporation’s Chief Executive Officer (“CEO”).  You agree to devote your best efforts and full business time to the performance of the duties assigned to you.  Your base of operations for the performance of your duties to the Corporation will be the Corporation’s Singapore Branch (the “Branch”).

2. Salary and Annual Incentive.  During your employment with the Corporation, your base salary shall be S$630,630 per annum divided equally for 12 months, paid to you by the Branch.  Any statutory payments or withholdings, if required, shall be deducted from your salary.   Your salary shall be deemed to include any social security contributions (including without limitation, your share of any contributions required to be made to the Central Provident Fund under Singapore laws, but not the amount the Corporation shall be required to contribute to the Central Provident Fund on your behalf) and the Corporation shall be entitled to deduct from your salary in order to make such contributions and to adjust the amount paid to you each month accordingly. Any other payments, due on account of income tax, wealth tax or any other tax due from you (whether in the United States or Singapore) shall be your personal responsibility.  During each calendar year while you are employed, you will be eligible to participate in the Corporation’s annual incentive program in place for senior executives, based on your achievement of goals and objectives set at the beginning of each year.  Depending upon achievement of these goals and objectives, the total bonus under the current practice would range from zero to one hundred (100%) percent of base salary, with the target bonus at fifty percent (50%) of base salary.  For the avoidance of doubt, your annual incentive for 2012, though payable to you in 2013, was based on your achievement of the goals and objectives set for you at the beginning of 2012 in your capacity as COO of Manpower Asia Pacific.

3. Benefits.  During your employment with the Corporation, to the extent permitted by law, the Corporation or the Branch will provide you with, and you will be eligible for, all benefits of employment generally made available to senior executives of the Corporation or the Branch from time to time (collectively, the “Benefit Plans”), subject to and on a basis consistent with the terms, conditions and overall administration of such Benefit Plans.  You will be considered for participation in Benefit Plans which by the terms thereof are discretionary in nature (such as the Corporation’s 2011 Equity Incentive Plan) on the same basis as other senior executives of the Corporation.  You shall, in addition to the gazetted public holidays (11 days) in Singapore, be entitled to an aggregate of 25 days of paid holiday in each calendar year, which shall be taken with the approval of the CEO.  In the event of your illness, 14 sick days per calendar year as per present statutory regulations in Singapore shall apply.  The sick leave is extendable to 60 days in the event of hospitalization.  You also will be entitled perquisites during your employment in accordance with the Corporation’s policies as in effect from time to time for senior executives of the Corporation.

4. Automobile. During your employment with the Corporation, the Corporation or the Branch will provide you with an automobile to use for transportation.  The Corporation will cover reasonable charges for road tax, insurance and parking fees and you will be responsible for running expenses related to the automobile.

5. Airfare.  During your employment with the Corporation, the Corporation will reimburse you for the cost of one round-trip business class airline ticket for each calendar year for you and each member of your immediate family to India from Singapore.  In addition, during your employment with the Corporation, the Corporation will reimburse you for the cost of one round-trip business class airline ticket for each calendar year for each member of your immediate family from Singapore or India to the United States.  Such reimbursements will be paid to you within ninety (90) days of your submission of a receipt for such ticket(s) to the Corporation, but in no event later than the end of the taxable year following the year in which you or the members of your family use the airline ticket(s).

6. Tax Preparation.  Your income tax returns for any year or partial year included during your employment with the Corporation, shall be prepared by a nationally recognized accounting firm of the Corporation’s choice, and the Corporation agrees to directly pay the fees charged by such firm to prepare such tax returns upon the Corporation’s receipt of such invoices from the accounting firm.

7. Tax Protection.  The Corporation will reimburse you for the total United States (income and employment) taxes incurred by you on compensation you earn from the Corporation attributable to your required presence in the United States from time to time as part of your role as SVP, in excess of the total Singapore taxes you would have incurred as a result of receiving such payments for services performed in Singapore.  The Corporation’s obligation to reimburse you for such excess taxes relates only to items of income and benefits you receive from the Corporation for services rendered to the Corporation.  Payments of such reimbursements for excess taxes shall be made no later than the end of the second taxable year beginning after the taxable year in which your U.S. federal income tax return is required to be filed (including any extensions) for the year in which the compensation subject to such reimbursement relates.

       In addition, the Corporation will reimburse you for all United States (income and employment) taxes incurred by you as a result of receiving the benefits described in Paragraphs 5 and 6 or this Paragraph 7.  These reimbursements will be grossed-up so that the net amount received by you, after subtraction of all taxes applicable to the reimbursement plus the gross-up amount, will equal the reimbursement amount.  Reimbursements under this paragraph will be paid to you no later than the end of the taxable year next following the taxable year in which you pay taxes on the benefits described in Paragraphs 5 and 6 or this Paragraph 7.

       The amounts to be reimbursed under this Paragraph 7 will be determined by a nationally recognized accounting firm selected by the Corporation, whose determination will be binding on both parties.  You agree to take such reasonable steps and make such elections as the Corporation may request in order to reduce the Corporation's obligations under this Paragraph 7 provided, however, that if such elections are expected to impact tax years subsequent to the end of your employment with the Corporation, you will not be required to do so unless you consent to such actions, which consent shall not be unreasonably withheld.

8. Promotion Grant.  In recognition of your promotion to SVP, you received a special grant of Performance Share Units under the Corporation’s 2011 Equity Incentive Plan (the “Equity Plan”) on February 13, 2013 for a target amount of Shares equal to the aggregate Market Price (as defined in the Equity Plan) of Four Hundred Thousand Dollars ($400,000.00) as of the date of grant.  That special Performance Share Unit grant shall be in addition to your participation in any annual equity grants that are made to other senior executives under the Equity Plan during your employment with the Corporation. Notwithstanding the foregoing, the equity grant described in this Paragraph 8 shall be in lieu of the grant that was previously made to you pursuant to the special incentive Performance Share Unit program for members of the Corporation’s Key Leadership Team in June of 2012 (the “Special KLT Grant”) and you hereby acknowledge that you forfeit all rights to the Special KLT Grant.

9. Nondisclosure.  You will not, directly or indirectly, at any time during the term of your employment with the Corporation or any of its subsidiaries (the “ManpowerGroup”) or during the two-year period following your termination, for whatever reason, of employment with the ManpowerGroup, use or possess for yourself or others or disclose to others except in the good faith performance of your duties for the ManpowerGroup any Confidential Information (as defined below), whether or not conceived, developed, or perfected by you and no matter how it became known to you, unless (i) you first secure written consent of the Corporation to such disclosure, possession or use, (ii) the same shall have lawfully become a matter of public knowledge other than by your act or omission, or (iii) you are ordered to disclose the same by a court of competent jurisdiction or are otherwise required to disclose the same by law, and you promptly notify the Corporation of such disclosure.  “Confidential Information” shall mean all business information (whether or not in written form) which relates to the ManpowerGroup and which is not known to the public generally (absent your disclosure), including but not limited to confidential knowledge, operating instructions, training materials and systems, customer lists, sales records and documents, marketing and sales strategies and plans, market surveys, cost and profitability analyses, pricing information, competitive strategies, personnel-related information, and supplier lists.  This obligation will survive the termination of your employment for a period of two years and, notwithstanding the foregoing, will not be construed to in any way limit the rights of the ManpowerGroup to protect Confidential Information which constitute trade secrets under applicable trade secrets law or privileged information even after such two-year period.

Upon your termination, for whatever reason, of employment with the ManpowerGroup, or at any other time upon request of the Corporation, you will promptly surrender to the Corporation, or with the permission or at the direction of the Corporation destroy and certify such destruction to the Corporation, any documents, materials, or computer or electronic records containing any Confidential Information which are in your possession or under your control.

10. Injunctive and Other Interim Measures.

(a)
Injunction.  You recognize that irreparable and incalculable injury will result to the ManpowerGroup and its businesses and properties in the event of your breach of Paragraph 9, above.  You therefore agree that, in the event of any such actual, impending or threatened breach, the Corporation will be entitled to remedies and damages, including, but not limited to, provisional or interim measures, including temporary and permanent injunctive relief, without the necessity of posting a bond or other security, from a court of competent jurisdiction restraining the violation, or further violation, of such restrictions by you and by any other person or entity for whom you may be acting or who is acting for you or in concert with you.

(b)	Equitable Extension. The duration of any restriction in Paragraph 9, above, will be extended by any period during which such restriction is violated by you.

11. Dispute Resolution.  Paragraph 10 to the contrary notwithstanding, the parties shall, to the extent feasible, attempt in good faith to resolve promptly by negotiation any dispute arising out of or relating to your employment by the ManpowerGroup pursuant to this letter agreement.  In the event any such dispute has not been resolved within 30 days after a party’s request for negotiation, either party may initiate arbitration as hereinafter provided.  For purposes of this Paragraph 11, the party initiating arbitration shall be denominated the “Claimant” and the other party shall be denominated the “Respondent.”

(a)
If your principal place of employment with the ManpowerGroup is outside the United States, any dispute arising out of or relating to this letter agreement, including the breach, termination or validity thereof, shall be finally resolved by arbitration before a sole arbitrator in accordance with the International Institute for Conflict Prevention and Resolution International Rules for Non-Administered Arbitration (the “CPR International Rules”) as then in effect.  If the parties are unable to select the arbitrator within 30 days after Respondent’s receipt of Claimant’s Notice of Arbitration and the 30-day deadline has not been extended by the parties’ agreement, the arbitrator shall be selected by CPR as provided in CPR International Rule 6.  The seat of the arbitration shall be the Borough of Manhattan in the City, County and State of New York, United States of America.  The arbitration shall be conducted in the English language.  Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof.  Anything in the foregoing to the contrary notwithstanding, the parties expressly agree that at any time before the arbitrator has been selected and the initial pre-hearing conference provided for in International Rule 9.3 has been held, either of them shall have the right to apply to any court located in Milwaukee County, Wisconsin, United States of America, to whose jurisdiction they agree to submit, or to any other court that otherwise has jurisdiction over the parties, for provisional or interim measures including, but not limited to, temporary or permanent injunctive relief.

(b)
If your principal place of employment with the ManpowerGroup is within the United States, any dispute arising out of or relating to this letter agreement, including the breach, termination or validity thereof, shall be finally resolved by arbitration before a sole arbitrator in accordance with the International Institute for Conflict Prevention and Resolution Rules for Non-Administered Arbitration (the “CPR Rules”) as then in effect.  If the parties are unable to select the arbitrator within 30 days after Respondent’s receipt of Claimant’s Notice of Arbitration and the 30-day deadline has not been extended by the parties’ agreement, the arbitrator shall be selected by CPR as provided in Rule 6 of the CPR Rules.  The seat of the arbitration shall be Milwaukee, Wisconsin, United States of America.  The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq.  Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof.  Anything in the foregoing to the contrary notwithstanding, the parties expressly agree that at any time before the arbitrator has been selected and the initial pre-hearing conference has been held as provided in Rule 9.3 of the CPR Rules, either of them shall have the right to apply to any court located in Milwaukee County, Wisconsin, United States of America to whose jurisdiction they agree to submit, or to any other court that otherwise has jurisdiction over the parties, for provisional or interim measures, including, but not limited to, temporary or permanent injunctive relief.

12. Successors; Binding Agreement.  This letter agreement will be binding on the Corporation and its successors and will inure to the benefit of and be enforceable by your personal or legal representatives, heirs and successors.

13. Prior Agreements.  You agree that this letter agreement, together with that certain letter agreement between you and the Corporation dated as of February 19, 2013 regarding certain severance protections (the “Severance Letter”), shall supersede any prior obligations of the Corporation or any member of the ManpowerGroup with respect to the terms of your employment upon the termination of your employment by the Corporation or any member of the ManpowerGroup, specifically those obligations set forth in the employment agreement between you and the Branch dated April 5, 2008.

14. Notice.  Notices and all other communications provided for in this letter will be in writing and will be deemed to have been duly given when delivered in person, sent by telecopy, or mailed by United States registered or certified mail, return receipt requested, postage prepaid, and properly addressed to the other party.  All notices to the Corporation shall be to the Corporation’s United States headquarters and should be addressed to the attention of the Corporation’s EVP, Global Strategy and Talent.

15. No Right to Remain Employed.  Nothing contained in this letter will be construed as conferring upon you any right to remain employed by the Corporation or any member of the ManpowerGroup or affect the right of the Corporation or any member of the ManpowerGroup to terminate your employment at any time for any reason or no reason, subject to the obligations of the Corporation as set forth herein and in the Severance Letter.  It is expressly understood that your employment with the ManpowerGroup is employment that is terminable at will by notice from the ManpowerGroup.

16. Modification.  No provision of this letter may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing by you and the Corporation.

17. Choice of Law.  This agreement shall be governed by the internal laws of the State of New York, without regard to the conflict of laws.

18. Withholding.  The Corporation or the Branch shall be entitled to withhold from amounts to be paid to you hereunder any required withholding or other taxes or charges which it is, from time to time, required to withhold under applicable law.

If you are in agreement with the foregoing, please sign and return one copy of this letter which will constitute our agreement with respect to the subject matter of this letter.

Sincerely,

MANPOWERGROUP INC.

By: /s/ Jeffery A. Joerres

Agreed as of the 29th  day of April, 2013.

/s/ Chandrashekar Sriram
Chandrashekar Sriram